Exhibit 10.1

August 18, 2021

Brian O’Toole

Via email

Dear Brian,

As you know, BlackSky Holdings, Inc. (“BlackSky” or the “Company”) has entered into a merger agreement with Osprey Technology Acquisition Corp. (“Osprey”) under which the two companies would combine (the “merger”), and the public company parent entity will be branded with the BlackSky name (“New BlackSky Parent”).

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, you and BlackSky have agreed to modify your current terms of employment in the manner set forth in this confirmatory employment letter (“Letter”). This Letter is effective as of the date first set forth above (the “Effective Date”) and replaces in its entirety that certain Executive Employment Agreement entered into as of January 3, 2019 (the “Executive Agreement”), between you and BlackSky (f/k/a Spaceflight Industries, Inc.).

Positions. You will serve as President and Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). You will also continue to serve as a member of the Board, subject to applicable shareholder approvals. Consistent with your existing employment arrangement, you agree to resign from all Board and officer positions with the Company and its subsidiaries upon termination of your employment with the Company for any reason.

Base Salary. As of the Effective Date, your annual base salary will increase from $375,000 (the “Existing Base Salary”) to $465,000 (the “New Base Salary”) and will continue to be paid in regular semi-monthly installments, less applicable taxes, deductions and withholdings. Your base salary will be subject to review and upward (but not downward) adjustment from time to time by the Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

2021 Incentive Compensation. You are currently eligible to receive an annual bonus for calendar year 2021 based upon the achievement of certain Company and individual performance objectives that were previously determined by the Company in its discretion after consultation with you, and as to which the Board in its reasonable discretion will determine whether those performance objectives have been achieved. The Company acknowledges that those performance objectives will remain in effect for calendar year 2021, but that the target bonus amount will be prorated as follows:

•	For the period from January 1, 2021, through the day immediately prior to the Effective Date, your target bonus will be equal to fifty percent (50%) of your Existing Base Salary; and

•	For the period from the Effective Date through December 31, 2021, your target bonus will be equal to one hundred percent (100%) of your New Base Salary.

Your 2021 annual bonus (a) will be determined and, to the extent earned, paid on an annual basis, at the time and manner in which such bonuses are normally paid to employees at your level, but in no event will such payment be made later than March 15, 2022, and (b) remains conditioned upon your continued employment with the Company through December 31, 2021.

Subsequent Incentive Compensation. Commencing with calendar year 2022, you will be eligible to participate in BlackSky’s new bonus incentive program, with an annual target bonus incentive opportunity not less than one hundred percent (100%) of your annual base salary, it being understood that:

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the target incentive opportunity will be subject to bonus criteria established by the Board or the Committee, as applicable, in its sole discretion, which criteria will be memorialized in an annual letter between you and the Company that will be prepared by the Committee as an output of the annual review process and once the annual plan is set;

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any such annual bonus will be determined and, to the extent earned, paid on an annual basis, at the time and in the manner in which such bonuses are normally paid to employees at your level, which the Company currently anticipates generally will occur on or before March 15th of the year following the year the applicable annual bonus is earned with the exception of circumstances in which the determination regarding extent of achievement of performance goals may be delayed (for example, due to delays in completion of the Company’s applicable financial statements on which measurement of such goals depends);

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bonus eligibility is subject to your continued employment through the date that the bonus is paid to you, and no prorated or partial bonus will be provided under the bonus incentive program in the event of your earlier separation from employment;

•	the Board or the Committee, as applicable and in its sole discretion, may approve grants of additional discretionary bonus amounts to you; and

•	no amount of any bonus is guaranteed.

Merger Bonus. You will be eligible to receive a lump sum payment of $520,000 upon closing of the merger, payable within thirty (30) days following the date of such closing and contingent on your continued employment through the date of such closing.

Existing Long-Term Equity Awards. The Company acknowledges that the termination of the Executive Agreement and entry into this Letter shall not affect any equity awards granted to you by the Company prior to the Effective Date, all of which shall continue to vest in accordance with their award terms.

New Long-Term Equity Grants. Starting with BlackSky’s 2022 calendar year, you will be eligible to receive equity awards pursuant to any plans or arrangements New BlackSky Parent may have in effect from time to time (generally, the “Equity Incentive Plan”), subject to the approval of the administrator of the Equity Incentive Plan (the “Administrator”), which is expected to be the Board of Directors of New BlackSky Parent or its Compensation Committee. Subject to the next sentence, it is expected that your annual target equity grant will consist of:

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Restricted stock units (“RSUs”) covering shares of New BlackSky Parent’s common stock (“Parent common shares”) with an aggregate award value of $937,500 based on the Parent common share price as of the grant date, with a vesting schedule that provides for vesting as to one-fourth of the RSUs on the first “RSU vesting date” occurring on or after the one-year anniversary of the “vesting commencement date” (each as defined below), and on a quarterly basis thereafter as to one-sixteenth of the RSUs, in each case subject to your continued service through the applicable vesting date; and

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an option (“Option”) to purchase twice the number of Parent common shares subject to the RSUs issued on such grant date, and with a vesting schedule for the Option that provides for vesting as to one-fourth of the shares subject to the Option on the one-year anniversary of the vesting commencement date, and on a monthly basis thereafter as to one forty-eighth (1/48th) of the shares subject to the Option on the same day of the month as the vesting commencement date (or the last day of the month, if there is no corresponding day in a given month), in each case subject to your continued service through the applicable vesting date.

You acknowledge that:

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the Administrator (of the Equity Incentive Plan, or the administrator of any successor plan, as applicable) will determine in its sole discretion whether you will be granted any such equity awards and the terms of such equity awards in accordance with the applicable plan or arrangement that may be in effect from time to time; and

•	no annual equity grant is guaranteed.

For purposes of the RSUs, “RSU vesting date” with respect to any calendar year means March 10, June 10, September 10, and December 10 unless the Administrator determines otherwise. As is customary, any such RSUs and Option will be subject to separate award agreements under the Equity Incentive Plan, which, along with the Equity Incentive Plan, would set out the details of the awards, including the vesting schedule. No right to any stock is earned or accrued until such time that any vesting and other applicable conditions are met, nor does the grant confer any right to continue vesting or employment.

Benefits. As an existing employee, you will continue to remain eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company policy and plan documents govern the actual rules of all benefits. We reserve the right to modify, amend, suspend or terminate the compensation and benefit plans, programs, and arrangements offered to employees at any time.

At-Will Employment. This Letter does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least ninety (90) days’ advance notice, provided that you and the Company may determine such longer or shorter notice period as mutually agreed between the parties.

Severance. You will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) by entering into, concurrently with this Letter, a participation agreement under the Severance Plan applicable to you based on your position within the Company. The actual severance terms are as set forth in the Severance Plan and your participation agreement thereunder. By way of overview, the following is a brief summary of certain severance provisions you may become entitled to receive under the Severance Plan in your role with the Company:

•	certain severance payments and benefits that may be payable in the event of a qualifying involuntary termination that occurs other than during a specified change in control period including:

•	a severance payment equal to 1.5x of base salary;

•	a pro rata portion of the annual target bonus incentive;

•	health care reimbursement aligned with the severance period; and

•	no vesting acceleration of equity awards.

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certain enhanced severance payments and benefits in the event of a qualifying involuntary termination that occurs during the specified change in control period (without duplication to the severance described above) including:

•	a severance payment equal to 2.0x of base salary;

•	a pro rata portion of the annual target bonus incentive;

•	health care reimbursement aligned with the severance period; and

•	double-trigger vesting acceleration of time-based equity awards.

If any of the summarized terms above conflict with the terms of the Severance Plan and your participation agreement, then the terms of the Severance Plan and your participation agreement will control.

Proprietary Agreement and No Conflict with Prior Agreements. As a BlackSky employee, you will continue to have access to confidential and/or proprietary information about us, our customers, our ecosystem partners and our other stakeholders. To protect the interests of the Company, you agree to enter into a Proprietary Information and Inventions Assignment Agreement in substantially the form attached hereto as Exhibit A (the “PIIA”).

Protected Activity Not Prohibited. Notwithstanding any contrary provision of this Letter or the PIIA, nothing in this Letter or the PIIA will prohibit or impede you from engaging in any Protected Activity. For purposes of this Letter, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and

the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the PIIA or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the PIIA or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Letter. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Obligations. During your employment, you shall devote your full business efforts and time to BlackSky. This obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities (including serving on non-profit boards of directors) or, with the consent of the Board, from serving on the boards of directors of for profit companies that are not competitors to BlackSky, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at BlackSky. Nevertheless, we acknowledge that your current status as a member of the Board of Directors of the companies set forth on Annex A, if any, is expressly permitted by this Letter, so long as such service does not create competitive or fiduciary conflicts. Any outside activities must be in compliance with and approved if required by BlackSky’s employee conduct rules and corporate governance guidelines as in effect from time to time. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company.

Non-competition. Consistent with the PIIA, you agree that during the term of your employment with us, you will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which BlackSky is now involved or becomes involved or has plans to become involved, nor will you engage in any other activities that conflict with your obligations to BlackSky. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. This Agreement and the terms herein are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless, for any tax imposed, or other costs incurred, as a result of Section 409A.

Indemnification; D&O Insurance. The Company acknowledges that the termination of the Executive Agreement and entry into this Letter shall not affect that certain Indemnification Agreement previously executed by you and the Company (f/k/a Spaceflight Industries, Inc.), which agreement shall remain in effect in accordance with its terms unless and to the extent superseded by an indemnification agreement expected to be entered into between you and New BlackSky Parent effective upon the closing of the merger. Further, the Company confirms that you shall remain eligible for coverage under the Company’s existing director and officer liability insurance policy and any different or supplemental policy as may be entered into by the Company following the merger.

Attorneys’ Fees. The Company will reimburse you for your reasonable attorneys’ fees incurred in the negotiation, preparation and execution of this Letter in an amount not to exceed $10,000, which will be paid within thirty (30) days following your submission of proper documentation of the fees to be reimbursed, and in no event later than December 31, 2021.

Entire Agreement. This Letter and the referenced documents and agreements constitute the entire agreement between you and BlackSky with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and BlackSky concerning those subject matters, including without limitation the Executive Agreement. This Letter may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you. For purposes of this Letter, references to the Company or BlackSky will include any of its successors and assigns (including without limitation, upon the closing of the merger, New BlackSky Parent).

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Offer Acceptance. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy to me via email at your earliest convenience. By signing below you agree that your rights and obligations under this Letter shall be governed by the laws of the state of Commonwealth of Virginia, without regard to its internal conflict of laws rules.

Sincerely,

Will Porteous

Chairman of the Board

BlackSky Holdings, Inc.

I accept this confirmatory employment letter with BlackSky and agree to the terms and conditions outlined in this confirmatory employment letter.

/s/ Brian O’Toole
Signature

Exhibit A-1

Form of Proprietary Information and Invention Assignment Agreement

[attached]

Annex A

Existing Board of Director Memberships